Exhibit 99.1

VeriFone Announces Termination of William Atkinson
SAN JOSE, CA — July 18, 2007 — VeriFone Holdings, Inc. (NYSE: PAY) today announced that it has terminated the employment of William G. Atkinson, executive vice president, effective immediately, based upon information discovered by management that Atkinson had been soliciting VeriFone employees to join a competitor. These actions constitute a breach of specific provisions of Atkinson’s Executive Stock Agreement with the Company, as well as conflicts of interest in violation of the Company’s Code of Business Conduct and Ethics.
Douglas Bergeron, VeriFone’s Chairman and Chief Executive Officer will oversee Atkinson’s reporting responsibilities. VeriFone does not anticipate that there will be any disruption to its business or its customer relations during this period. VeriFone is not aware of any successful solicitations of current employees, nor is the company aware of any facts suggesting that Atkinson will be successful in joining a competitor.
VeriFone’s strong financial performance and success is based on the efforts of thousands of talented employees across the world. Atkinson’s former responsibilities are being fully assumed by the company’s very strong regional executive team and the departure is expected to have no impact on VeriFone’s performance.
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About VeriFone Holdings, Inc. (www.verifone.com) VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.

Investor Contact:
William Nettles — Director Corporate Development & IR
Tel: 408-232-7979
Email: ir@verifone.com
Editorial Contact:
Pete Bartolik
VeriFone Public Relations
Tel: 508-283-4112
Email: pete_bartolik@verifone.com

VeriFone, Inc.
2099 Gateway Place, Suite 600 San Jose, CA, 95110 USA